Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) the type that the registrant treats as private or confidential. The registrant hereby undertakes to provide further information regarding such marked information to the Securities and Exchange Commission upon request.
Exhibit 10.2
1st Amendment to the CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
This 1st Amendment to the CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (“Amendment”) by and between Ocugen, Inc. previously having a place of business at 5 Great Valley Parkway, Suite 160, Malvern, PA 19355, now with an address at 263 Great Valley Parkway, Malvern, PA 19355, USA (“Ocugen”) and CanSino Biologics, Inc., whose registered office address is at 185 South Ave, TEDA West District, Tianjin, 300457, China (“CanSino”) is made and effective as of the last date of signature below (“Effective Date”).
Ocugen and CanSino hereinafter also individually referred to as “Party”, and collectively referred to as the “Parties”.
RECITALS
WHEREAS, the Parties have entered into a CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT effective as of September 27, 2019 (“Original Collaboration Agreement”), under which Ocugen and CanSino has established co-development and commercialization relationship on the gene therapy product of OCU400;
WHEREAS, the Parties agree that the Original Collaboration Agreement is still in full force and effect;
WHEREAS, Ocugen is willing to establish additional co-development and commercialization relationship with CanSino on the other gene therapy product known as OCU410 for use in the Field of OCU410 under the Original Collaboration Agreement;
WHEREAS, CanSino, representing itself and its Affiliates, wishes to obtain the exclusive right regarding Ocugen Technology and Ocugen Patent Rights of OCU410 to collaborate and cooperate with Ocugen to co-development and commercialization under the Original Collaboration Agreement; and
WHEREAS, pursuant to Section 11.2, the Parties desire to amend the Original Collaboration Agreement as provided for herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the Parties have entered into the present Amendment as follows:
1.Definitions
1.1.Unless otherwise established herein, the terms that are in bold letters or capitalized and defined and/or used in the Original Collaboration Agreement shall have the same meanings set out in this Amendment.

1.2.In the Original Collaboration Agreement, Section 1 “Definitions” is amended to include the following new terms:

CanSino Development Activities of OCU410:	shall mean All Development activities to be conducted by or on behalf of CanSino with respect to the Development Program of OCU410 as specified in the Development Plan pursuant to this Amendment.

Clinical Data of OCU410:
shall mean any and all data (together with all clinical trial reports and the result of analyses thereof) derived or generated from any Clinical Trial involving OCU410 Product conducted by or on behalf of a Party or from the testing of subjects or the analysis of samples used in any such Clinical Trial.

Development Plan of OCU410:	Ocugen Development Activities and the CanSino Development Activities regarding to OCU410 to be carried out by the Parties as set forth in the Appendix A under this Amendment.

Field of OCU410:	shall mean the treatment of the following diseases in humans: Dry Age-Related Macular Degeneration.

OCU410:
shall mean the novel gene therapy known as OCU410 consisting of an adeno-associated virus serotype 5-based vector containing the human RORA gene in an expression cassette comprised of: a) AAV2 inverted terminal repeat (AAV2 ITR); b) the cytomegalovirus (CMV) enhancer; c) the chicken beta actin (CBA) promoter; d) chimeric intron; e) the cloned cDNA coding for human RORA (Retinoic Acid Receptor-Related Orphan Receptor Alpha) protein; f) the SV40 polyadenylation (PolyA) region; and g) inverted AAV2 ITR.

1.3.In the Original Collaboration Agreement, Section 1 “Definitions” is amended to include the following new terms:

Confidential Information:
shall mean all (a) documents and information provided by or on behalf of one Party to the other Party in connection with or in furtherance of this Agreement, including at any meeting of the JSC, (b) the terms of this Agreement, and (c) all Ocugen Technology, Ocugen Patent Rights, Joint Program Technology, and Ocugen Technology and Ocugen Patent Rights, including but not limited to information related to OCU400 and OCU410 Products, Joint Program Patent Rights and Joint Program Materials and that are disclosed or provided by or on behalf of a Party to the other Party, or to any of its employees, consultants or Affiliates during the Term.

The term Confidential Information shall not include Information that (a) are within the public domain or enters into the public domain, through no act or omission of the receiving party; or (b) comes within the possession of the receiving party by disclosure from a third party having a legal right to disclose the Information, but only to the extent allowed by such a third party; or (c) was already in the receiving party's possession prior to receipt from the disclosing party; or (d) is independently developed by the receiving party without reference to the Information of the disclosing party.

The Parties further agree that no portion of Information shall be construed as coming within exceptions (a) through (d) of this definition, solely on the basis that more generalized information embracing such portion of Information falls within any of the exceptions or on the basis that elements of such portion of the Information are independently within any of the exceptions.

Ocugen Patent Rights:
shall mean the Patent Rights that contain one or more claims to the Ocugen Technology, which as of the Effective Date are set forth in Schedule 1 of the Original Collaboration Agreement and as set forth in Appendix B of this Amendment including, but not limited to, any claims contained in any patents and/or patent applications related to OCU400 and/or OCU410.

Ocugen Technology:
Any Technology that (a) is necessary for the conduct of the Development Program for OCU400 and OCU410, and (b) (i) is Controlled by Ocugen or its Affiliates as of the Effective Date of the Original Collaboration Agreement or Effective Date of this Amendment or (ii) is Controlled by Ocugen or its Affiliates during the Term and conceived or first reduced to practice by Ocugen or its Affiliates or employees or subcontractors of, consultants to, or collaborators with Ocugen or its Affiliates outside of the conduct of the Development Program, or that otherwise relates to a Product (including its composition of matter, formulation, method of delivery or use, and/or its Manufacture). For clarity, Ocugen Technology shall exclude any Joint Program Technology.

Product(s):
shall mean in any country of the Territory, any biopharmaceutical preparation, substance, formulation or product comprised, in whole or in part, of OCU400 and/or OCU410 including any modification or derivative thereof.

2.Amendment to Section 2.1 “Grant of Rights” in the Original Collaboration Agreement
2.1.The Parties hereby agree to expand the granted rights scope to OCU410 based on the OCU400 according to section 2 of the Original Collaboration Agreement, including:
(a)an exclusive, non-sub-licensable, royalty-bearing license to use, research, Develop, Manufacture and Commercialize Products in the Field of OCU410 in and for the CanSino Territory;
(b)an exclusive, royalty-bearing license, including the right to grant sublicenses solely as provided in Section 2.3 of the Original Collaboration Agreement, under Ocugen’s rights in the Joint Program

Technology and Joint Program Patent Rights, to use, research, Develop, Manufacture and Commercialize Products in the Field of OCU410 in and for the CanSino Territory;
(c)an exclusive Option on OCU410 as set forth in the Original Collaboration Agreement.
2.2.All clauses under section 2 of the Original Collaboration Agreement shall applied to the expanded scope as above mentioned.
3.Section 3 “Co-Development of Products” in the Original Collaboration Agreement shall be amended by adding the following addendum:
Consistent with the remaining terms and requirements of the Original Collaboration Agreement, the Parties agree to use their Commercially Reasonable Efforts to conduct the their respective Development Activities as set forth in the Appendix A Development Plan of OCU410 and the cost of such Development shall be borne by CanSino or Ocugen based on their responsibilities in the Appendix A according to clause 3.3 under the Original Collaboration Agreement.
4.Section 4 “Commercialization” in the Original Collaboration Agreement shall be amended by adding the following addendum:
Consistent with the remaining terms and requirements of the Original Collaboration Agreement, besides the Commercialization of Products of OCU400, each Party shall be solely responsible for Commercialization of Products of OCU410 in the Field of OCU410 in its Territory.
5.Section 5 “Payment/Consideration” in the Original Collaboration Agreement shall be amended by adding the following addendum:
In consideration for the licenses granted under section 2 of this Amendment and the rights of each Party to Commercialize Products of OCU410 in its Territory, each Party agrees to pay the other Party royalties with the same procedures and requirements as section 5 under the Original Collaboration Agreement but the percentage of the royalties should be adjusted as following:
(a) On a Product-by-Product and country-by-country basis, Ocugen will pay CanSino a royalty equal to [***] of the cumulative Net Sales of such Products of OCU410 in such country in the Ocugen Territory in a given calendar year (or partial calendar year), commencing with the First Commercial Sale of such Product of OCU410 in such country and ending upon the last day of the Term in such country pursuant to Section 7 below; and
(b) On a Product-by-Product and country-by-country basis, CanSino will pay Ocugen a royalty equal to [***] of the cumulative Net Sales of such Product in such country in the CanSino Territory in a given calendar year (or partial calendar year), commencing with the First Commercial Sale of such Product of OCU410 in such country and ending upon the last day of the Term in such country pursuant to Section 7 below.
Payments of OCU400 remains applicable according to the Original Collaboration Agreement.
6.Section 6 “Intellectual Property” in the Original Collaboration Agreement shall be amended by adding the following addendum:
6.1.As between the Parties, Ocugen shall have sole and exclusive Control of all right, title and interest on a worldwide basis in and to any and all Ocugen Technology and Ocugen Patent Rights including, but not limited to, those related to OCU410, subject to the licenses provided to CanSino pursuant to this Agreement. The Parties shall jointly Control all right, title and interest on a worldwide basis in and to any and all Joint Program Technology, Joint Program Patent Rights and Joint Program Materials including OCU410.
6.2.The management, including filing, prosecution and maintenance, enforcement and defense, and infringement settlement regarding Products of OCU410 shall be the same as the section 6 of the Original Collaboration Agreement.
7.Section 9 “Term and Termination” in the Original Collaboration Agreement shall be amended as follows:

7.1.Paragraph 9.1 of the Original Collaboration Agreement shall be replaced by the following rewritten paragraph 9.1:
9.1. This Agreement, and the licenses granted hereunder, shall come into effect on the Effective Date and, unless terminated earlier in accordance with this Section 9, shall continue in force on a country-by-country and Product-by-Product basis until the later of:
(a) the expiration of the last Valid Claim included within the Ocugen Patent Rights regarding to OCU400 and OCU410 claiming or Covering such Product that, but for this Agreement, would be infringed by such Product, as applicable, in such country; and
(b) the tenth (10th) anniversary of the First Commercial Sale of such Product of OCU410 in such country (the “Term”), and on such date this Agreement and the licenses granted hereunder shall terminate automatically by expiry with respect to such Product in such country.
To avoid any doubts, according to Section 5 of the Original Collaboration Agreement, the royalties of Product OCU400 shall be paid commencing with the First Commercial Sale of such Product in such country and ending upon the last day of the tenth (10th) anniversary of the First Commercial Sale of such Product of OCU400 in such country unless the Agreement terminated earlier based on (a) of this clause.
Notwithstanding the foregoing, this Agreement shall terminate contemporaneously upon any termination of the SERI Agreement, provided, that if at the time of such termination CanSino is not in breach or default of this Agreement, CanSino shall have the right to request conversion of this Agreement to an agreement/license directly between SERI and CanSino, and SERI shall not unreasonably withhold its acceptance of such conversion if CanSino agrees to be bound by all of the provisions of the SERI Agreement.”
7.2.Paragraph 9.4 (d) of the Original Collaboration Agreement shall be replaced by the following rewritten paragraph 9.4(d):
“(d)Effective upon such termination and request by Ocugen for such license, CanSino hereby grants to Ocugen a perpetual, irrevocable, exclusive (even as to CanSino, except with respect to Manufacturing if a supply agreement between the Parties is then in effect in accordance with Section 9.4(e)) license, with the right to grant sublicenses, under CanSino’s rights in the Joint Program Technology and Joint Program Patent Rights, used in the Development, Manufacture or Commercialization of Products on the date of termination, solely to continue to Develop, Manufacture (subject to Section 9.4(e)) and/or Commercialize Products in the Field in the CanSino Territory. The foregoing license shall be royalty-bearing as follows: (i) Ocugen shall pay CanSino a royalty of [***] of the Net Sales of Products by Ocugen or its sublicensees (to the extent such Products are thereafter Commercialized by Ocugen or its sublicensees) until such time as the amounts paid under this Section 9.4(d) equals the sum of the actual documented and audited out-of-pocket expenses paid by CanSino to conduct CanSino Development Activities and other Develop Products in the Field in and for the CanSino Territory as part of the Development Program (the “CanSino Development Costs”); and (ii) Sections 5.2, 5.3, 5.4 and 5.5 shall apply mutatis mutandis to Ocugen’s payment of such royalties. Thereafter, the license granted under this Section 9.4(d) shall be a fully paid-up, non-royalty bearing, perpetual, non-exclusive license in and for the CanSino Territory.”
7.3.Paragraph 9.5 (a) of the Original Collaboration Agreement shall be replaced by the following rewritten paragraph 9.5(a):
“(a) The licenses granted to CanSino under Section 2.1(a) and Section 2.1(b) shall continue to be valid in accordance with this Agreement, and to the extent permitted by the SERI Agreement and Applicable Laws. The foregoing license shall be royalty-bearing as follows: (i) CanSino shall pay Ocugen a royalty of [***] of the Net Sales of Products by CanSino or its sublicensees (to the extent such Products are thereafter Commercialized by CanSino or its sublicensees) for the balance of the Term; and (ii) Sections 5.2, 5.3, 5.4 and 5.5 shall apply mutatis mutandis to CanSino’s payment of such royalties.”
8.Section 11.5 “Notices” in the Original Collaboration Agreement shall be amended by updating the address and emails for both Parties as follows:
The address and emails of CanSino shall be entirely replaced by the following:
Name: Dongxu Qiu
Title: Executive Director

Address: 185 South Avenue, West District of TEDA, Tianjin, China
Tel: [***]
Email: [***]
with a copy to:
Name: Yuan Zhou
Title: Legal Manager
Address: 185 South Avenue, West District of TEDA, Tianjin, China
Tel: [***]
Email: [***]
The address and emails of Ocugen shall be entirely replaced by the following:
Shankar Musunuri
Chairman, CEO and Co-Founder
Ocugen, Inc.
263 Great Valley Parkway
Malvern, PA 19355, USA
Tel: (610) 590-2140
Email: shankar.musunuri@ocugen.com
with a copy to:
Ocugen, Inc.
263 Great Valley Parkway
Malvern, PA 19355
Attn: Legal Department
9.Miscellaneous
9.1.All Ocugen’s Warranties under the Original Collaboration Agreement shall be applicable to OCU410 according this Amendment. Within [***] after the Effectiveness of this Amendment the Parties should conclude into a quality agreement on the Product of OCU410.
9.2.This Amendment shall take effectiveness upon the Effective Date.
9.3.In the event of any discrepancies between this Amendment and the Original Collaboration Agreement, the Amendment will prevail. Matters not expressly covered in this Amendment shall be referred to the Original Collaboration Agreement.
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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Amendment as of the Effective Date.

Ocugen, Inc.	CanSino Biologics Inc.
/s/ Shankar Musunuri	/s/ Tao Zhu
Signature	Signature
Dr. Shankar Musunuri	Tao Zhu
Print name	Print name
Chairman and CEO	Chief Scientific Officer
Title	Title
9/30/2021	9/30/2021
Date	Date

Appendix A
[***]

Appendix B
[***]